Exhibit 10.5

WIND RIVER SYSTEMS, INC.

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment to the Executive Employment Agreement (the “Amendment”) is made effective as of the last date signed below, by and between Wind River Systems, Inc. (the “Company”), and Kenneth R. Klein (the “Executive”).

RECITALS

WHEREAS, the Company and Executive entered into that certain Executive Employment Agreement dated November 5, 2003 (the “Agreement”).

WHEREAS, the Company and Executive desire to amend the Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, the Company and Executive agree that in consideration of the foregoing and the promises and covenants contained herein, the parties agree as follows:

AGREEMENT

1. Annual Performance Bonus. Section 2.2 of the Agreement, entitled “Annual Performance Bonus,” is hereby amended in its entirety to read as follows:

2.2 Annual Performance Bonus. Executive shall be eligible for an annual performance bonus for each fiscal year Executive is employed by the Company. The amount of Executive’s annual performance bonus will be determined by the Board based on certain measurable goals, including a target for on-plan performance and performance in excess of plan, established by mutual agreement between the Board and Executive before or within 90 days after the commencement of each fiscal year of the Company (the “Performance Criteria”); provided, however, that the annual performance bonuses for on-target performance shall be no less than fifty percent (50%) of Executive’s annual base salary for such fiscal year, with appropriate adjustments for performance that is in excess of or under target. Executive’s bonus will be paid out in accordance with the Company’s standard practice, but in no event later than two and one-half (2 1/2) months following the end of the Company’s fiscal year in which the bonus is earned by Executive. No bonus is guaranteed to Executive, and any bonus is subject to the approval of the Board.

2. Severance Benefits for Termination Without Cause. Section 6.3(b) of the Agreement is hereby amended in its entirety to read as follows:

(b) reimbursement of the cost of continued health insurance coverage for Executive and Executive’s eligible dependents, if Executive elects continued coverage under federal COBRA or any state equivalent, for a period of 12 months from the termination date. Such reimbursements shall be made within thirty (30) days of the premium payment;

3. Severance Benefits for Change of Control Termination. Section 7.2(a)(ii) of the Agreement is hereby amended in its entirety to read as follows:

(ii) reimbursement of the cost of continued health insurance coverage for Executive and Executive’s eligible dependents, if Executive elects continued coverage under federal COBRA or any state law equivalent, for a period of 24 months from the termination date. Such reimbursements shall be made within thirty (30) days of the premium payment; and

4. Parachute Payments. Section 7.3 of the Agreement, entitled “Parachute Payments,” is hereby amended in its entirety to read as follows:

7.3 Parachute Payments. If any payment or benefit Executive would receive pursuant to a Change of Control from the Company or otherwise, but determined without regard to any additional payment required under this Section 7.3, (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties payable with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive from the Company an additional payment (the “Gross-Up Payment,” and any iterative payments pursuant to this paragraph also shall be “Gross-Up Payments”) in an amount that shall fund the payment by Executive of any Excise Tax on the Payment, as well as all income and employment taxes on the Gross-Up Payment, any Excise Tax imposed on the Gross-Up Payment and any interest or penalties imposed with respect to income and employment taxes imposed on the Gross-Up Payment. For this purpose, all income taxes will be assumed to apply to Executive at the highest marginal rate. Any Gross-Up Payment shall be paid to Executive, or for his benefit, within 15 days following receipt by the Company of the report of the accounting firm described in Section 7.3(b) below, but in no event later than the end of the Executive’s taxable year following the taxable year in which the Executive remitted the applicable taxes. In the event of any dispute, this paragraph shall be interpreted as providing additional payments to Executive or for his benefit such that after receipt of all payments and benefits, Executive is in the same-after tax position as if no Excise Tax had been imposed on the Payment.

(a) The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is also serving as accountant or auditor for the individual, entity or group which will control the Company upon the occurrence of a Change of Control under Section 7.1(b), (c) or (d), the Company shall appoint a nationally recognized accounting firm other than the accounting firm engaged by the Company for general audit purposes to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

(b) The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within thirty (30) calendar days after the date on which such accounting firm has been engaged to make such determinations or such other time as requested by the Company or Executive. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

5. Code Section 409A. The following shall be added as Section 10 of the Agreement:

10. Code Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of Executive’s termination (other than due to death), then the cash severance benefits payable to Executive under this Agreement, if any, and any other severance payments or separation benefits that may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) otherwise due to Executive on or within the six (6) month period following Executive’s termination shall accrue during such six (6) month period and shall become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent payments, if any, shall be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his termination but prior to the six (6) month anniversary of his date of termination, then any payments delayed in accordance with this Section shall be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits shall be payable in accordance with the payment schedule applicable to each payment or benefit.

(b) It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder shall be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to Executive.

(c) Notwithstanding any other provisions of this Agreement, Executive’s receipt of severance payments and benefits under this Agreement is conditioned upon Executive signing and not revoking the Release and subject to the Release becoming effective within sixty (60) days following Executive’s termination of employment (the “Release Period”). No severance will be paid or provided until the Release becomes effective. No severance will be paid or provided unless the Release becomes effective during the Release Period. In the event Executive’s employment termination occurs on or after November 1 of any year, any severance will be paid in arrears on the first payroll date to occur during the following calendar year, or such later time as required by the payment schedule applicable to each payment or benefit) or Code Section 409A.

6. Full Force and Effect. To the extent not expressly amended hereby, the Agreement shall remain in full force and effect.

7. Entire Agreement. This Amendment and the Agreement constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

8. Successors and Assigns. This Amendment and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns, and legal representatives.

9. Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.

10. Governing Law. This Amendment shall be governed in all respects by the internal laws of California, without regard to principles of conflicts of law.

11. Amendment. Any provision of this Amendment may be amended, waived or terminated by a written instrument signed by the Company and Executive.

(Signature page follows)

KENNETH R. KLEIN	WIND RIVER SYSTEMS, INC.

/s/ Kenneth R. Klein	/s/ Ian Halifax
Signature	Signature

Ian Halifax
Print Name

Date: 10/16/08	CFO
Print Title

Date: 16 October, 2008

(Signature page to Amendment to Klein Agreement)